Exhibit 99.1

Littelfuse®

Expertise Applied | Answers Delivered

NEWS RELEASE	Littelfuse Inc. 8755 West Higgins Road, Suite 500 Chicago, Illinois 60631 p: (773) 628-1000 f: (773) 628-0802 www.littelfuse.com

LITTELFUSE TO ACQUIRE C&K SWITCHES

Enhances growth across a broad range of end markets

CHICAGO, IL – April 8, 2022 – Littelfuse, Inc. (NASDAQ: LFUS), an industrial technology manufacturing company empowering a sustainable, connected, and safer world, today announced it has entered into a definitive agreement with an affiliate of Sun Capital Partners, Inc. to acquire C&K Switches at an enterprise value of $540 million. Founded in 1928, C&K Switches is a leading designer and manufacturer of high-performance electromechanical switches and interconnect solutions with a strong global presence across a broad range of end markets, including industrial, transportation, aerospace, and datacom. Headquartered in Waltham, Massachusetts, with facilities located around the world, C&K Switches has annualized sales of over $200 million.

"We are excited to welcome C&K Switches employees to the Littelfuse team," said Deepak Nayar, Senior Vice President and General Manager, Littelfuse Electronics Business. "With its strong brand reputation, a long history of design excellence and high-performing products, the addition of C&K Switches will enhance our presence and growth in our target markets. Our complementary go-to-market models — through a combination of direct sales and channel distribution — and expanded product portfolio will serve as a platform for future growth.”

The transaction is subject to customary closing conditions and regulatory approvals and is expected to close during the second calendar quarter of 2022. C&K Switches will be reported within the company’s Electronics reporting segment. Littelfuse expects to finance the transaction consideration through a combination of cash and debt.

Littelfuse will share additional details about C&K Switches during the company’s first quarter of fiscal 2022 earnings conference call.

Wachtell, Lipton, Rosen & Katz is serving as legal counsel and Macfarlanes LLP is serving as UK legal counsel to Littelfuse.

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About Littelfuse
Littelfuse (NASDAQ: LFUS) is an industrial technology manufacturing company empowering a sustainable, connected, and safer world. Across more than 15 countries, and with approximately 17,000 global associates, we partner with customers to design and deliver innovative, reliable solutions. Serving over 100,000 end customers, our products are found in a variety of industrial, transportation and electronics end markets – everywhere, every day. Learn more at Littelfuse.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
The statements in this press release that are not historical facts, including statements with respect to the expected timetable for closing the proposed transaction, are intended to constitute "forward-looking statements" entitled to the safe-harbor provisions of the Private Securities Litigation Reform Act. Such statements are based on Littelfuse’s current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties, include, but are not limited to, risks and uncertainties relating to general economic conditions; the severity and duration of the COVID-19 pandemic and the measures taken in response thereto and the effects of those items on the company’s business; product demand and market acceptance; the impact of competitive products and pricing; product quality problems or product recalls; capacity and supply difficulties or constraints; coal mining exposures reserves; cybersecurity matters; failure of an indemnification for environmental liability; exchange rate fluctuations; commodity and other raw material price fluctuations; the effect of Littelfuse, Inc.'s ("Littelfuse" or the "Company") accounting policies; labor disputes; restructuring costs in excess of expectations; pension plan asset returns less than assumed; integration of acquisitions; uncertainties related to political or regulatory changes; the ability to satisfy the conditions to closing of the proposed transaction, on the expected timing or at all; the ability to obtain required regulatory approvals for the proposed transaction, on the expected timing or at all; the risk that the closing of the proposed transaction is delayed or does not occur at all, for reasons beyond Littelfuse’s control; the risk of stockholder litigation relating to the proposed transaction, including resulting expense or delay; higher than expected or unexpected costs associated with or relating to the proposed transaction; the risk that expected benefits, synergies and growth prospects of the proposed transaction may not be achieved in a timely manner, or at all; the risk that C&K Switches’ business may not be successfully integrated with Littelfuse’s following the closing; the risk that Littelfuse and C&K Switches will be unable to retain and hire key personnel; the risk that disruption from the proposed transaction may adversely affect Littelfuse’s or C&K Switches’ business and its relationships with its customers, suppliers or employees; and other risks which may be detailed in the company's Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated or implied in the forward-looking statements. This release should be read in conjunction with information provided in the financial statements appearing in the company's Annual Report on Form 10-K for the year ended January 1, 2022. Further discussion of the risk factors of the company can be found under the caption "Risk Factors" in the company's Annual Report on Form 10-K for the year ended January 1, 2022, and in other filings and submissions with the SEC, each of which are available free of charge on the company’s investor relations website at investor.littelfuse.com and on the SEC’s website at sec.gov. These forward-looking statements are made as of the date hereof. The company does not undertake any obligation to update, amend or clarify these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the availability of new information.

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Littelfuse, Inc.
Investor Contact:
Trisha Tuntland
Head of Investor Relations
(773) 628-2163

Media Contact:
Steve Schrier
Head of Corporate Communications
(773) 628-2112
media@littelfuse.com

LFUS-A

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